Exhibit 99.2



                                            October 14, 1994


American Union Bank
2784 Morris Avenue
Union, New Jersey  07083-4840

Gentlemen:

          Valley National Bancorp ("Valley") proposes to acquire all of the outstanding shares of common stock of American Union
Bank ("American") in accordance with the following terms and conditions:

          1. Each holder of American common stock, $5.00 par value ("American Common Stock"), will receive for each share of American Common Stock held .50 shares (the "Exchange Ratio") of Valley common stock, no par value ("Valley Stock"). The Exchange Ratio shall be appropriately adjusted for stock splits, stock dividends and similar capital changes occurring with respect to Valley Stock prior to the closing. No fractional shares of Valley Stock will be issued, and cash will be paid in lieu of fractional interests.

          2. American represents that there are 549,970 shares of American Common Stock outstanding and no options or rights have been granted to purchase American Common Stock. American shall not sell or issue, or agree to sell or issue, any shares of American Common Stock after the date hereof (except as provided herein) and shall terminate its current offering of American Common Stock or suspend the offering until this letter of intent is terminated or the parties enter into a definitive written agreement (at which time the offering would be terminated).

          3. The acquisition will take the form of a tax-free merger of American into Valley National Bank (the "Bank") with the Bank as the survivor (the "Merger").

          4. American represents that there are no employment contracts nor any severance agreements between American and any other person. American represents that it has no stock plans, pension, profit sharing or retirement plans or similar plans for officers, directors or employees.

          5. American and Valley will consult with each other before issuing any press release or otherwise making any public statements with respect to the provisions of this letter of intent and the Merger contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

          6. It will be a condition of closing for Valley under the definitive agreement that the transaction will be treated as a pooling-of-interests for accounting purposes. All affiliates of American will agree to sign a standard affiliates letter for a pooling-of-interests transaction.

          7. Upon acceptance of this proposal, American and Valley shall proceed promptly to negotiate in good faith a definitive merger agreement embodying the terms hereof and containing, among other provisions, representations, warranties and covenants mutually satisfactory to the parties and customary conditions to the obligations of each party to consummate the transaction. Among the other provisions of the definitive agreement will be customary provisions in which Valley agrees to indemnify the directors and officers of American after consummation of the Merger. The obligations of the parties hereto to enter into the Merger contemplated hereby is subject to the execution of the mutually acceptable definitive agreement and the approval of the definitive agreement by the respective Board of Directors of each party. The consummation of the Merger shall be conditioned upon American receiving from a financial advisor selected by American's Board of Directors a written opinion substantially to the effect that the terms of the transactions contemplated hereby are fair to the holders of the American Common Stock from a financial point of view, the approval by the stockholders of American, the receipt of appropriate governmental approvals, consents or waivers, including those of the New Jersey Department of Banking.

          8. Valley will endeavor to continue the employment of the officers and employees of American to the maximum extent possible. If Valley is unable to continue the employment of any officer or employee of American, the parties will mutually agree upon a severance policy for such employees.

          9. Valley and American shall have the right to commence due diligence during normal business hours following the execution of this letter agreement pursuant to a mutually acceptable confidentiality agreement. The parties acknowledge that they have not commenced their due diligence as of the date hereof. The parties may continue their due diligence during normal business hours after execution of the definitive merger agreement for the purpose of assuring themselves that representations and warranties in the definitive agreement were correct and that covenants and conditions set forth in the agreement have been complied with.

          10. The consummation of the Merger shall be targeted for early in the first quarter of 1995 and it must occur not later than April 30, 1995, unless extended by mutual agreement of the parties.

          11. In the event of the termination of this letter of intent or, after execution of the definitive merger agreement, termination of such agreement other than by reason of the willful default of the terminating party, each party will be responsible for its own fees and costs and neither party will be liable to the other party or its shareholders in connection with the transaction or its termination.

          12. Valley has informed American that it will not enter into this letter without American granting valley an option on its shares. Consequently, simultaneously with the acceptance of this proposal, American agrees to issue to Valley an option to purchase 180,000 shares of the authorized and unissued American Common Stock at an option price of $10.00 per share and on the other terms and conditions set forth in the form of option agreement annexed hereto. In the event no definitive agreement is entered into, then the option to purchase shall expire three months from the date hereof unless a Triggering Event (as defined in the Option Agreement) has occurred.

          13. Valley agrees that for so long as active negotiations with respect to the Merger are continuing, it will not, directly or indirectly, through corporations, partnerships or other entities or groups controlled by it or otherwise, alone or with others, purchase any additional securities of American or make, or disclose to any party any plan or intent to make, any proposal to acquire any securities or assets of American, other than pursuant to this letter or with the consent of American.

          If the foregoing is acceptable to you, will you kindly so indicate by signing, dating and returning the enclosed counterpart of this letter.

                                   Very truly yours,

                                   VALLEY NATIONAL BANCORP
                                   VALLEY NATIONAL BANK

                                   By:
                                        Gerald H. Lipkin
                                        Chairman and
                                        Chief Executive Officer
AGREED AND ACCEPTED:
AMERICAN UNION BANK

By:
   Alan Turtletaub, Chairman
Dated:  October 14, 1994